EXHIBIT 10.5

Service Agreement for Program Management

This Service Agreement is entered into between JAS Consulting, Inc. a (Hereinafter “JAS”), a “healthcare electronic claims processing and practice management services company and, PreCheck Health Services, (hereinafter “Client”), a healthcare provider.

WHEREAS, JAS is a healthcare billing and practice management services company which provides computerized claims, billing and collection services to healthcare providers and which files medical insurance claims on behalf of healthcare providers with government and commercial companies by electronic and paper means, and which also provides for billing services directly to patients or for patient’s portion of healthcare provider fees not covered by insurance; and

WHEREAS, the Client desires to retain JAS to provide claims and billing services whereby JAS will file insurance claims with government and commercial companies by electronic and paper means on behalf of Client;

NOW, THEREFORE, in consideration of the promises and covenants contained herein and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Commencing on January 1, 2019 and will continue until December 31, 2019, JAS will process all the Client’s medical insurance claims for payment by government and commercial companies by either electronic or paper means. The Client agrees to make available to JAS all information necessary to properly process the Client’s claims and to submit all such billing and insurance information to JAS daily. In return, JAS will process and submit all Clients’ claims within 72 hours by electronic means wherever possible, and by paper means otherwise. The scope of services provide by JAS will be as follows:
JAS will bill all future claims.
JAS will utilize Clinic’s current software and provide JAS unlimited access to such.
2.	JAS will provide Client a direct fax number and email, through which the Client will provide to JAS claims and billing information necessary for JAS to properly process the Client’s claims.
3.	All patient information and data provided by the Client to JAS shall be kept confidential and shall not be disclosed to anyone outside of JAS other than to the extent necessary for JAS to process and submit claims for the Client. In addition, the Client will not divulge the contents, terms or conditions of this Services Agreement to any third party without the express written consent of JAS.

JAS Consulting, Inc.	Service Agreement	pg. 1

4.	JAS will not charge a one-time setup fee. This is normally charged to cover the cost of gathering information from the Client and setting up the Clients files for entry into the computer system. The information and initial setup covered by this fee includes, but not limited to: Doctor Profile; Listing of Current Insurance Companies Used; Referring Physicians; Facilities at Which Doctor is Accepted or Transfers Work; Diagnostic Codes; Procedure Codes and Fees; Signed Patient Registration Forms (to be kept in Client’s office); Registration with Clearinghouse which will distribute claims to the carriers.
5.	The Client will pay to JAS $20.00 for each ANS/ABI adjudicated test and $10.00 for each ABI only adjudicated test.
6.	JAS shall provide to Client management reports regarding the practice on a timely basis. The types of Monthly Management Reports available shall be; Insurance Aging Report, Patient Aging report & Practice Analysis.
7.	Client agrees to provide JAS a credit card or bank account drafting authorization; on file for payment.
8.	JAS will close its books for billing purposes on the last day of each week and will bill the client for its services by the 1st day of succeeding week for the previous week’s collections. If the Client fails to remit payment within the time set forth in this paragraph, the Client will be responsible for paying, in addition to the principal amount billed, a 4% per week late charge for each week or any portion thereof payment of the billing is late. If payment is not received by the 15th day proceeding payment due date, the credit card will be charged or bank account will be drafted.
9.	Either party may terminate this Service Agreement at any time by providing a 30-day written notice of the deficiency and provide the other party 30 days to correct the deficiency. If no notice is given, an average collected per month will be invoiced to client.
10.	JAS will be serving as a conduit of information and claims data between Client and many insurance payers, both government and commercial. Client will be providing all such claims information and data to JAS, including but not limited to the procedure codes, identifying the exact procedures Client has performed on patients. Client verifies that all such procedures were in fact performed on the patients as specified. JAS has no authority to and will not change any of these procedure codes without the express permission and direction of Client.
11.	Client understands that JAS is relying entirely on the claims and billing information supplied to JAS by Client in preparing and submitting insurance claims for payment on behalf of Client. Client warrants and represents that all such claims and billing information is entirely accurate and truthful. If any investigation is initiated or if any action is brought by any individual, company or entity whatsoever regarding any of the claims filed by JAS on behalf of Client, then Client agrees to cooperate fully in any such investigation or action and shall provide all relevant supporting documentation to support the claim(s) filed.
12.	Both parties agree to indemnify and hold neither harmless for any and all damages or penalties imposed, and any attorney’s fees incurred by the other party in defending any such action resulting from Client’s failure to provide truthful and accurate billing and claims information.

JAS Consulting, Inc.	Service Agreement	pg. 2

13.	This Service Agreement shall be interpreted under the laws of the State of Texas and any disputes between the parties concerning the validity, interpretation or performance of any of the terms or provisions of this Service Agreement or of any rights or obligations of the parties hereto shall be resolved in Texas.
14.	Any notices or communications anticipated by this Service Agreement shall be directed to the parties as follows: JAS Consulting, Inc. 305 Woodard St. Denison, TX 75020.
15.	This Service Agreement represents the entire agreement between the parties and shall not be modified unless done so in writing signed by or on behalf of both parties.
16.	This Service Agreement shall be binding upon and inure to the benefit on the heirs, legatees, successors, and assigns of each of the parties.

Executed this 1st day of January, 2019.

By:
PreCheck Health Services, Inc.

By:
JAS Consulting, Inc.

JAS Consulting, Inc.	Service Agreement	pg. 3